Exhibit 99.1

NEWS RELEASE

Medgenics Announces Rare & Orphan Disease Research Collaboration with The Children’s Hospital of Philadelphia

•	Collaboration will bring together the premier pediatric genomics research organization, Center for Applied Genomics (CAG), with ex vivo gene therapy innovator, Medgenics, to discover and accelerate the development of new therapies for rare and orphan diseases.

PHILADELPHIA, PA (November 12, 2014) - Medgenics, Inc. (NYSE MKT: MDGN) today announced a major research collaboration with The Children’s Hospital of Philadelphia (CHOP) focused on pediatric rare and orphan genetic diseases. The goal of the collaboration is to accelerate the development of transformational new therapies for these underserved patients.

The research collaboration will leverage the unique strengths of both organizations. The biobank at CHOP’s Center for Applied Genomics (CAG) is home to one of the largest biorepositories of pediatric genetic data in the world. Access to the rich genetic information in the CAG biobank will uniquely enable CHOP and Medgenics researchers to work rapidly and efficiently to identify new rare and orphan disease targets and accelerate the development of novel therapies into clinical stage programs.

“CHOP created its Center for Applied Genomics, led by Hakon Hakonarson, M.D., Ph.D., to better understand the genetic basis for disease, and we continue to broaden this vision through important collaborations such as this one with Medgenics,” said Philip R. Johnson, M.D., Chief Scientific Officer and Executive Vice President at CHOP. “With our pediatric biobank, we bring to this collaboration access to one of the world’s largest libraries of novel targets and insights into rare genetic diseases affecting children everywhere. We hope that, with access to our robust pipeline of peptide and protein targets, Medgenics can develop treatments for these rare and orphan diseases that are tailored towards treating the underlying causes of these diseases.”

“The mission of Medgenics is to rapidly deliver transformational therapies to those suffering from serious rare and orphan diseases around the world, especially sick children. With our new collaboration with CHOP and their impressive scientific, genomic and clinical resources we will focus our efforts and technology to translate the latest data and insights into new treatments,” stated Garry Neil, MD, Chief Scientific Officer of Medgenics. “We believe that our TARGT (Transduced Autologous Regenerative Gene Therapy) technology platform allows us to safely and flexibly harness the power of gene therapy, and our team is anxious to begin our new collaboration with CHOP.”

Under the terms of the agreements, Medgenics will pay $5 million to CHOP. Medgenics will have an exclusive license to use the rare and orphan disease samples at the CAG biobank for the purpose of developing and commercializing therapeutic treatments and diagnostic targets for rare and orphan diseases. CHOP will also receive milestone payments and low single-digit royalties on future sales from products developed from the collaboration, and Medgenics will sponsor further research at CHOP on rare and orphan diseases.

“Approximately 10 percent of all rare and orphan disease patients in North America come through CHOP. This will enable Medgenics and CHOP opportunities to link diseases and their genetic abnormalities with potential new treatment paradigms,” commented Steven M. Altschuler, M.D., Chief Executive Officer of The Children’s Hospital of Philadelphia.

“We are very excited to be launching this unique, collaboration with an institution as renowned as CHOP,” stated Michael Cola, President and Chief Executive Officer of Medgenics. “Through this effort, we are building a scientific and clinical foundation for Medgenics to become a fully integrated ex vivo gene therapy company, enabling us to develop treatments for patients suffering from so many rare and orphan diseases.”

About Medgenics, Inc.

Medgenics is developing TARGT™, a proprietary platform for the sustained production and delivery of therapeutic proteins and peptides using ex vivo gene therapy and the patient's own tissue for the treatment of rare and orphan diseases. For more information, visit the Company’s website at www.medgenics.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics, Inc.
John Leaman
john.leaman@medgenics.com

Brian Piper

Brian.piper@medgenics.com

Stern Investor Relations

Beth DelGiacco

212-362-1200

Beth@sternir.com